Amendment no. 1 To pricing supplement dated May 13, 2025 to prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023 and product supplement no. 1-I dated April 13, 2023	Registration Statement No. 333-270004 Dated June 5, 2025 Rule 424(b)(3)

Callable Fixed to Floating Rate Notes due May 15, 2040

The section entitled “Comparable Yield and Projected Payment Schedule” in the pricing supplement dated May 13, 2025, related to the notes referred to above (the “pricing supplement”), is amended, restated and superseded in its entirety by the following:

Comparable Yield and Projected Payment Schedule

Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the “comparable yield,” based upon the term to maturity of the notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance, is an annual rate of 5.79%, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments:

Interest Payment Dates	Projected Payment Amounts	Interest Payment Dates	Projected Payment Amounts
August 15, 2025	$22.50	February 15, 2033	$12.44
November 15, 2025	$22.50	May 15, 2033	$12.43
February 15, 2026	$22.50	August 15, 2033	$12.42
May 15, 2026	$22.50	November 15, 2033	$12.41
August 15, 2026	$22.50	February 15, 2034	$12.38
November 15, 2026	$22.50	May 15, 2034	$12.35
February 15, 2027	$22.50	August 15, 2034	$12.32
May 15, 2027	$22.50	November 15, 2034	$12.28
August 15, 2027	$13.61	February 15, 2035	$12.27
November 15, 2027	$13.50	May 15, 2035	$12.26
February 15, 2028	$13.39	August 15, 2035	$12.24
May 15, 2028	$13.31	November 15, 2035	$12.19
August 15, 2028	$13.23	February 15, 2036	$12.17
November 15, 2028	$13.17	May 15, 2036	$12.14
February 15, 2029	$13.12	August 15, 2036	$12.15
May 15, 2029	$13.07	November 15, 2036	$12.15
August 15, 2029	$13.02	February 15, 2037	$12.18
November 15, 2029	$12.96	May 15, 2037	$12.22
February 15, 2030	$12.89	August 15, 2037	$12.23
May 15, 2030	$12.82	November 15, 2037	$12.22
August 15, 2030	$12.73	February 15, 2038	$12.22
November 15, 2030	$12.66	May 15, 2038	$12.22
February 15, 2031	$12.61	August 15, 2038	$12.23
May 15, 2031	$12.59	November 15, 2038	$12.27
August 15, 2031	$12.56	February 15, 2039	$12.31
November 15, 2031	$12.53	May 15, 2039	$12.35
February 15, 2032	$12.51	August 15, 2039	$12.41
May 15, 2032	$12.50	November 15, 2039	$12.49
August 15, 2032	$12.49	February 15, 2040	$12.57
November 15, 2032	$12.47	May 15, 2040	$1,012.67

In addition, assuming a quarterly accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
May 15, 2025 through December 31, 2025	$35.79	$35.79
January 1, 2026 through December 31, 2026	$56.04	$91.83
January 1, 2027 through December 31, 2027	$54.21	$146.05
January 1, 2028 through December 31, 2028	$54.03	$200.08
January 1, 2029 through December 31, 2029	$54.12	$254.20
January 1, 2030 through December 31, 2030	$54.26	$308.46
January 1, 2031 through December 31, 2031	$54.48	$362.94
January 1, 2032 through December 31, 2032	$54.74	$417.67
January 1, 2033 through December 31, 2033	$55.03	$472.70
January 1, 2034 through December 31, 2034	$55.35	$528.05
January 1, 2035 through December 31, 2035	$55.72	$583.77
January 1, 2036 through December 31, 2036	$56.13	$639.91
January 1, 2037 through December 31, 2037	$56.57	$696.48
January 1, 2038 through December 31, 2038	$57.03	$753.51
January 1, 2039 through December 31, 2039	$57.49	$811.00
January 1, 2040 through May 15, 2040	$21.93	$832.93

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be. The amounts you actually receive on any Interest Payment Date, at maturity or upon any earlier sale or exchange of your notes will affect your income for that year, as described above under “Material U.S. Federal Income Tax Consequences.”

CUSIP:	48130CK61

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Amendment no. 1 To pricing supplement dated May 13, 2025 to prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023 and product supplement no. 1-I dated April 13, 2023	Registration Statement No. 333-270004 Dated June 5, 2025 Rule 424(b)(3)

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement and prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement and prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•      Pricing supplement dated May 13, 2025:

http://www.sec.gov/Archives/edgar/data/19617/000121390025043805/ea0242299-01_424b2.htm

•      Product supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

•      Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf